EMPLOYMENT AGREEMENT

BETWEEN DELIA*S CORP.
AND
CHRISTOPHER C. EDGAR
DATED AS OF      , 2003

     dELiA*s Corp., a Delaware corporation (including any successor thereto, the “Company”), and Christopher C. Edgar (the “Executive”) agree as follows:

1. EMPLOYMENT AND DUTIES

     (a)  The Company shall employ the Executive, and the Executive shall serve the Company, as an executive of the Company, with responsibilities consistent with those of an executive of a company of comparable size in the apparel or Internet commerce or content industries, as determined by the chief executive officer of the Company or the board of directors of the Company from time to time. The Executive shall use his best efforts to promote the interests of the Company, and shall perform his duties faithfully and diligently, consistent with sound business practices.

     (b)  The Executive shall devote substantially his full business time to the performance of his duties for the Company (it being understood, however, that nothing in this agreement or otherwise shall be deemed to restrict the Executive from being a passive investor (a) in businesses that are not competitive with the Company, or (b) owning not more than 5% of the outstanding stock of a publicly-held company that is competitive with the Company).

2. TERM OF EMPLOYMENT

     Subject to section 4, the Executive shall continue to be employed by the Company under this agreement until the close of business on the six month anniversary of the date hereof (the “Term of Employment”).

3. COMPENSATION

     As compensation for all services to be rendered by the Executive during his employment under this agreement (the “Agreement”), the Executive shall be entitled to a base salary of $50,000 for the Term of Employment (payable in accordance with the Company’s normal payroll policies in effect from time to time). The Company will deduct from each such installment any amounts required to be deducted or withheld under applicable law or under any Executive benefit plan in which Executive participates.

4. TERMINATION

     The Executive’s employment shall terminate upon his death, and may be terminated (a) at the option of the Company (i) as a result of his disability, if, in the good faith determination of the Company’s board of directors, such disability has prevented the Executive from substantially performing his duties and obligations under this Agreement during any period of 15 consecutive days during the term of this Agreement, or (ii) for Cause (as defined below), or (b) at the option of the Executive, as a result of a Constructive Discharge (as defined below) by the Company. Upon termination of employment by the Company without Cause or for death or disability or a result of a Constructive Discharge by the Company, the Company shall continue to pay the Executive (or his estate or any other person designated by the Executive in writing to the Company) the full amount of the Executive’s base salary (as determined under sections 3(a) and 3(b)) and any benefits in which the Executive participates under section 5(b) at the time of his termination for the period up to and including the date which is six months from the date hereof. Upon termination by the Company for Cause, the Company shall have no further obligation to pay compensation expenses and fringe benefits to the Executive pursuant to section 3 and section 5.

     As used in this Agreement, “Cause” shall mean (i) failure by the Executive to report to work for any significant period of time other than for reasonable personal excuses; (ii) willful or repeated refusal by the Executive to perform such material duties as may be delegated or assigned and that are commensurate with the Executive’s position with the Company; (iii) any criminal conduct by the Executive; or (iv) negligence in the performance of the Executive’s duties to the Company. “Constructive Discharge” shall mean a material breach by the Company of any material provision of this Agreement, after notice by the Executive to the Company of such breach and failure by the Company to cure the breach promptly thereafter.

     Executive agrees and acknowledges that he is not entitled to, and will not seek, any severance payments upon the termination of this Agreement.

     5.     EXPENSES; FRINGE BENEFITS

     During the employment of the Executive under this Agreement:

     (a)  The Company shall reimburse the Executive, on presentation of vouchers or other evidence of such expenses in accordance with the policies of the Company, for all reasonable business expenses incurred by him in the performance of his duties for the Company in accordance with the Company’s policies with respect thereto as in effect from time to time.

     (b)  Executive will be entitled to participate in the same manner as other employees of the Company in any employee benefit plans which the Company provides or may establish for the benefit of its employees generally (including, without limitation, group life, disability, medical, dental and other insurance, tax benefit and planning services, 401(k), retirement, pension, profit-sharing and similar plans) (collectively, the “Fringe Benefits"), provided that the Fringe Benefits will not include any stock option or similar plans relating to the grant of equity securities of the Company.

     (c)  The Executive shall be entitled to two weeks of vacation.

     6.     CONFIDENTIALITY, NONCOMPETITION, NON-SOLICITATION AND ASSIGNMENT OF INVENTIONS COVENANTS.

     (a)  Executive acknowledges and agrees that he has, as a condition of his employment by the Company, previously executed and delivered to the Company a Confidentiality and Non-Competition Agreement (the “Confidentiality Agreement”) and further agrees that nothing contained in this Agreement shall be deemed to modify or affect in any manner any of Executives duties or obligations set forth therein.

     (b)  Executive acknowledges that Executive has been hired for the purpose of inventing, creating and maintaining confidential and/or proprietary materials for the Company. Executive agrees that all such materials developed or conceived by Executive and/or documented by Executive during Executive’s retention by the Company, as well as all modifications and improvements and all other designs, discoveries and inventions, shall, to the extent related to the current or potential business or operations of the Company, be deemed works made-for-hire for the Company within the meaning of the copyright laws of the United States or any similar or analogous law or statute of any other jurisdiction and accordingly, the Company shall be the sole and exclusive owner for all purposes for the distribution, exhibition, advertising and exploitation of such materials or any part of them in all media and by all means now known or which may hereafter be devised, throughout the universe in perpetuity. Executive agrees that in furtherance of the foregoing, Executive shall disclose, deliver and assign to the Company all such materials, modifications and improvements and all other designs, discoveries and inventions and shall execute all such documents, including patent and copyright applications, as the Company reasonably shall deem necessary or desirable to further document the Company’s ownership rights therein and to provide the Company the full and complete benefit thereof. Should any arbitrator or court of competent jurisdiction ever hold that the materials derived from Executive’s past or future contributions to the Company do not constitute works made-for-hire, Executive hereby irrevocably assigns to the Company, and agrees that the Company shall be the sole and exclusive owner of, all right, title and interest in and to all such materials, including the copyrights and any other proprietary rights arising therefrom. Executive reserves no rights with respect to any such materials, and hereby acknowledges the adequacy and sufficiency of the compensation paid by the Company to Executive for the materials and the contributions that Executive has made and will make to the development of any such information or materials. Executive agrees to cooperate with all lawful efforts of the Company to protect the Company’s rights in and to any or all of such information and materials and shall, at the request of the Company, execute any and all instruments or documents in order to register, establish, acquire, prosecute, maintain, perfect or defend the Company’s rights in and to such information materials.

     7.     GENERAL.

     a) Governing Law; Choice of Venue. This Agreement has been negotiated and executed, is made and is to be performed in the State of New York, and shall be governed and construed in accordance with the laws of the State of New York, without regard to any otherwise applicable conflicts of laws except as they may be preempted by, or in conflict with, any federal laws, rules, regulations or regulatory action. The parties agree that any action, demand, claim or counterclaim relating to the terms and provisions of this Agreement, or to its breach, shall be commenced in New York in a court of competent jurisdiction. The parties further acknowledge that venue shall lie exclusively in any state court of the State of New York or any Federal District Court located in New York.

     b) Severability. The invalidity, illegality or unenforceability of any particular provision or part of any provision of this Agreement under any applicable law shall not affect the other provisions or parts thereof, which shall remain in full force and effect, and any such invalid, illegal or unenforceable provision or part thereof shall be deemed modified to the extent necessary to make it valid, legal or enforceable under any applicable law.

     c) Counterparts. This Agreement may be executed in any number of counterparts, each of which for all purposes shall be deemed to be original and all of which taken together shall constitute one and the same instrument.

     d) Entire Agreement. This Agreement constitutes the entire agreement between and among the parties with respect to the subject matter hereof, recites the sole consideration for the promises exchanged and supercedes any prior agreements with respect to the subject matter hereof. In reaching this Agreement, neither party has relied upon any representation or promise except those set forth herein.

     e) Amendment and Waiver. The terms of this Agreement may not be modified, waived, changed, discharged or terminated, except by an agreement in writing signed by the party against whom or which such modification, waiver, change, discharge or termination is sought to be enforced. No term or condition of this Agreement shall be deemed to have been waived, nor shall there by any estoppel against enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

     f) Construction. The parties agree that the terms and conditions of this Agreement are the result of negotiations between the parties and/or their counsel, and that this Agreement shall not be construed in favor of or against either party by reason of the extent to which either party or its counsel participated in the drafting of this Agreement.

     g) Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     (1)  To Executive, at:

Christopher C. Edgar c/o dELiA*s Corp. 151 West 26th Street New York, New York 10001

     (2)  To the Company, at:

dELiA*s Corp. 151 West 26th Street New York, New York 10001 Attention: General Counsel

With copies to:

Alloy, Inc. 151 West 26th Street New York, New York 10001 Attention: General Counsel

and

Katten Muchin Zavis Rosenman 1025 Thomas Jefferson Street, NW Suite 700 East Lobby Washington, DC 20007 Attention: Richard M. Graf

     h) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and any of their successors and assigns. In addition, the Company and/or Alloy, Inc. may assign their rights and obligations hereunder to any of its or their affiliates or to the purchaser of or successor to (i) all or a significant portion of the Company’s business or assets, or (ii) that aspect of the Company’s business in which Executive is principally involved in, in each case whether by way of merger, stock sale, asset sale or otherwise, provided that no such assignment shall relieve or excuse the Company from its obligations to pay Executive under this Agreement. Except as set forth in the prior sentence, this Agreement may not be assignable by any party hereto without the prior written consent of the other parties.

     i) Captions. The captions in this Agreement are for convenience only and shall not be construed to affect the meaning of any provisions herein.

     j) Knowing and Voluntary Execution. Executive acknowledges that he has read and fully understands the terms of this Agreement, that he obtained legal advice in connection with this Agreement, and that he is signing it knowingly and voluntarily.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date set forth above.

Christopher C. Edgar THE COMPANY:

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